Exhibit 99.1
Hiland Partners, LP Announces Series of Hedge Transactions
ENID, Okla., June 30 /PRNewswire-FirstCall/ — Hiland Partners, LP (Nasdaq: HLND) (the “Partnership”) today announced that it executed a series of hedging transactions that enhances the Partnership’s 2009 cash flows and current liquidity position.
The hedge transactions involved the unwinding of a portion of existing net “in-the-money” natural gas swaps, and the entering into of new 2010 Colorado Interstate Gas (“CIG”) natural gas swaps. Hiland received net proceeds of approximately $3.2 million from the unwinding of the net “in-the-money” positions, which was used to reduce indebtedness under the Partnership’s senior secured revolving credit facility.
With the execution of these hedge transactions, which will result in an increase in the Partnership’s EBITDA (as defined in the credit agreement) for the twelve months ending June 30, 2009 and a reduction in the Partnership’s outstanding debt as of June 30, 2009, together with the recent improvement in natural gas liquids prices, the Partnership management expects the Partnership to be in compliance with the maximum consolidated funded debt to EBITDA covenant ratio (the “leverage covenant ratio”) contained in the Partnership’s senior secured revolving credit facility as of June 30, 2009. If commodity prices do not significantly improve above the current forward prices for the third quarter of 2009, the Partnership could be in violation of the leverage covenant ratio as early as September 30, 2009, unless the ratio is amended, the Partnership receives an infusion of equity capital, the Partnership’s debt is restructured or the Partnership is able to monetize additional “in-the-money” hedge positions.
The tables below detail the net impact of the hedge transactions on the Partnership’s hedge portfolio:
Before June 2009 Hedging Transactions:

		Net
		Average
		Fixed
	Volume	Price
Description and Production Period	(MMBtus)	(per MMBtu)
CIG Natural Gas — Sold Fixed for Floating
Price Swaps:

July 2009 - December 2009	1,068,000	$7.30
January 2010 - December 2010	2,136,000	$8.31

After June 2009 Hedging Transactions:
CIG Natural Gas — Sold Fixed for Floating
Price Swaps:

July 2009 - December 2009	1,068,000	$7.30
January 2010 - December 2010	2,136,000	$6.73

About Hiland Partners, LP
Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,138 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. The Partnership’s compression assets consist of two air compression facilities and a water injection plant.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking statements, including the Partnership’s expectation that it will likely be in compliance with the leverage covenant ratio at June 30, 2009. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including the risk that the final reported results of operations, including EBITDA, for the quarter ended June 30, 2009 are different than the Partnership’s expectations. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K, the Partnership’s Form 10-Q for the period ended March 31, 2009 and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Important Additional Information Regarding the Mergers will be Filed with the SEC:
In connection with the proposed mergers, the Hiland companies will file a joint proxy statement and each of Hiland Partners and Hiland Holdings will file other documents with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE HILAND COMPANIES AND THE MERGERS. Investors and security holders may obtain copies of the joint proxy statement and other documents that Hiland Partners or Hiland Holdings file with the SEC (when they are available) free of charge at the SEC’s web site at http://www.sec.gov. The definitive joint proxy statement and other relevant documents may also be obtained (when available) free of charge on the Hiland companies’ web site at http://www.hilandpartners.com or by directing a request to either (i) Hiland Partners, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by HLND), or (ii) Hiland Holdings GP, LP, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, Attention: Investor Relations (for documents filed by HPGP).
Hiland Partners and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of Hiland Partners and Hiland Holdings and its directors, executive officers and other members of its management and employees (including Mr. Hamm) may be deemed participants in the solicitation of proxies from the unitholders of Hiland Holdings in connection with the proposed transactions. Information regarding the special interests of persons who may be deemed to be such participants in the proposed transactions will be included in the joint proxy statement described above. Additional information regarding the directors and executive officers of Hiland Partners and Hiland Holdings is also included in each Hiland company’s Annual Report on Form 10-K for the year ended December 31, 2008, which were filed with the SEC on March 9, 2009, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations at Hiland Partners or Hiland Holdings, as applicable, as described above.
CONTACT: Derek Gipson, Director — Business Development and Investor Relations of Hiland Partners, LP, +1-580-242-6040